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Reports Show Correlations of Genasense® Levels with Target and Biomarker
Effects in Patients with Acute Myelocytic Leukemia and Prostate Cancer

Berkeley Heights, NJ – April 28, 2005 –Genta Incorporated (NASDAQ: GNTA) announced publication of a new clinical pharmacologic study using Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer compound, in patients with acute myelocytic leukemia (AML). In this study, data showed a correlation between the levels of Genasense achieved within cancer cells and a decrease in Bcl-2, the molecular target of Genasense therapy. The results were published by a team of investigators headed by Dr. Guido Marcucci at Ohio State University.

In the paper, the investigators reported the development of a new, highly sensitive assay for Genasense that can detect very low concentrations within a cancer cell. They applied this technique to the evaluation of Genasense uptake in a human leukemic cell line, and also in blood cells and bone marrow taken from patients with AML who were being treated with Genasense. Results with the cell line showed that the assay successfully detected intracellular Genasense concentrations that were sufficient to down-regulate protein levels of Bcl-2. Drug levels within the cell were significantly increased using a lipid carrier. Subsequent studies were carried out using AML cells taken directly from patients undergoing Genasense treatment. These data showed that intravenous therapy with Genasense achieved intracellular concentrations that far exceeded levels that could be achieved in the cell line without using a carrier, and which were sufficient to down-regulate Bcl-2.

The new report parallels data from a recent study in 20 patients with hormone-refractory prostate cancer who were treated with Genasense plus docetaxel (Taxotere®; sanofi aventis). In this Phase 1 study, 7 of 12 patients who had not previously received a taxane showed a decrease in prostate specific antigen (PSA), a marker of prostate cancer activity. The median PSA decrease in responding patients was 78% (range, 52% to 99%). Measurement of Bcl-2 content within 17 samples of primary tumor biopsies were scored as weak (1+), intermediate (2+) or strong (3+), and clinical responses were observed in patients from all 3 categories. Bcl-2 was also measured in blood cells taken from 4 patients, and decreases ranging from 92% to 98% of baseline levels were observed after Genasense treatment. Lastly, one patient who underwent serial biopsies of metastatic prostate cancer showed a 40% decrease of Bcl-2 in tumor tissue on day 6 of Genasense therapy.

Findings from these reports have been extended into two ongoing, randomized, clinical trials. In the first study, Genta is collaborating under a Cooperative Research and Development Agreement with the National Cancer Institute, which is sponsoring the Cancer and Leukemia Group B (CALGB) in a randomized Phase 3 trial of approximately 400 patients with previously untreated AML who receive daunorubicin plus cytosine arabinoside with or without Genasense. In the second study, the European Organization for the Research and Treatment of Cancer (EORTC) is evaluating docetaxel with or without Genasense in a randomized Phase 2 trial of approximately 100 patients with hormone-refractory prostate cancer who have not previously received chemotherapy.

An abstract of the report of Genasense in AML appears in the current issue of the journal Clinical Cancer Research, which can be accessed at:
http://clincancerres.aacrjournals.org/cgi/content/abstract/11/8/2998
An abstract of the report in prostate cancer can be accessed at:
http://clincancerres.aacrjournals.org/cgi/content/abstract/10/15/5048

About CALGB

The Cancer and Leukemia Group B (CALGB) is a national clinical research group sponsored by the National Cancer Institute. The CALGB is a national network of 29 university medical centers, over 185 community hospitals, and more than almost 3000 physicians who collaborate in clinical research studies aimed at reducing the morbidity and mortality from cancer, relating the biological characteristics of cancer to clinical outcomes, and developing new strategies for the early detection and prevention of cancer.

About EORTC

The EORTC is the largest oncology cooperative group in Europe. The EORTC seeks to develop, conduct, coordinate, and stimulate laboratory and clinical research in Europe to improve the management of cancer and cancer-related problems. The organization speeds drug development by execution of large, prospective, randomized, multicenter cancer clinical trials. The ultimate goal of the EORTC is to improve the standard of cancer treatment in Europe through the development of innovative drugs, and to establish more effective therapeutic strategies using drugs already commercially available, or surgery and radiotherapy.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated